Exhibit 99.1

Onconetix, Inc. Announces Receipt of Additional Notice from Nasdaq

Cincinnati, OH, May 22, 2025 (GLOBE NEWSWIRE) -- Onconetix, Inc. (Nasdaq: ONCO) (the “Company”) announced that it received a Staff delisting letter from The Nasdaq Capital Market (“Nasdaq”) on May 20, 2025 indicating that the Company’s failure to file its Quarterly Report on Form 10-Q for the three months ended March 31, 2025 (the “10-Q”) is in violation of Nasdaq’s continued listing requirements under Nasdaq Listing Rule 5250(c)(1) (the “Rule”).

This announcement is made in compliance with Nasdaq Listing Rule 5810(b), which requires prompt disclosure of receipt of a deficiency notification.

As previously reported in the Current Report on Form 8-K filed with the Securities and Exchange Commission (the “Commission”) on April 24, 2025, the Company received a deficiency notice from Nasdaq that the Company was not in compliance with Nasdaq’s Listing Rules as set forth in the Rule given the Company’s failure to timely file its Annual Report on Form 10-K for the fiscal year ended December 31, 2024 (the “10-K”).

As previously reported in the Current Report on Form 8-K filed with the Commission on April 18, 2025, the Company received a Staff delisting letter from the Nasdaq Listing Qualifications Staff indicating that, based upon the closing bid price of the Company’s common stock, par value $0.00001 per share (“Common Stock”), from November 25, 2024 to January 10, 2025, the Company was no longer in compliance with the requirement for continued listing on The Nasdaq Capital Market to maintain a minimum bid price of $1.00 per share, as set forth in Nasdaq Listing Rule 5550(a)(2) (the “Minimum Bid Price Rule”). On April 14, 2025, Nasdaq issued a further notice to the Company that it determined that the Company’s securities had a closing bid price of $0.10 or less for ten consecutive trading days and was subject to delisting pursuant to the provisions under Nasdaq Listing Rule 5810(c)(3)(A)(iii). As a result, unless the Company timely requested a hearing before the Nasdaq Hearings Panel (the “Panel”), trading of the Common Stock would be suspended at the opening of business on April 23, 2025, and a Form 25-NSE would be filed with the Commission, which would remove the Company’s securities from listing and registration on Nasdaq. The Company timely requested a hearing before the Panel, which stayed the trading suspension pending the Panel’s decision, and the Panel has scheduled a hearing date of May 27, 2025.

As the Company is already before a Panel for its failure to comply with Minimum Bid Price Rule, the Company had seven calendar days from the date of the Notice, or until May 1, 2025, to request a stay of the suspension, which request will stay the suspension of the Company’s securities pending the Panel’s decision. The Company submitted a stay request on May 1, 2025. However, there can be no assurance that the Panel will grant the Company’s request for a stay pending the hearing process or any further extension following the hearing.

The Company intends to file the Form 10-K and 10-Q as promptly as possible in order to regain compliance with the Rule.

About Onconetix, Inc.:

Onconetix is a commercial stage biotechnology company focused on the research, development and commercialization of innovative solutions for men’s health and oncology. Through our acquisition of Proteomedix, we own Proclarix®, an in vitro diagnostic test for prostate cancer originally developed by Proteomedix and approved for sale in the European Union (“EU”) under the In Vitro Diagnostic Regulation (“IVDR”). We also own ENTADFI, an FDA-approved, once daily pill that combines finasteride and tadalafil for the treatment of benign prostatic hyperplasia (“BPH”), a disorder of the prostate. For more information, visit www.onconetix.com.

Contact Information:

Onconetix, Inc.

201 E. Fifth Street, Suite 1900

Cincinnati, OH 45202

Phone: (513) 620-4101

Investor Contact Information:

Onconetix Investor Relations

Email: investors@onconetix.com